EXHIBIT 99.1

FOR IMMEDIATE RELEASE

              XTRANA, INC. AND ALPHA INNOTECH CORPORATION ANNOUNCE
                     CLOSING OF REVERSE MERGER TRANSACTION,
                  1-FOR-10 REVERSE STOCK SPLIT AND NAME CHANGE

October 4, 2005 -- XTRANA, Inc. (OTCBB: XTRN) and Alpha Innotech Corporation announced the closing, effective of as October 3, 2005, of the previously announced reverse merger transaction. Pursuant to an Agreement and Plan of Merger, Alpha Innotech Corporation was merged with a wholly-owned subsidiary of Xtrana, with Alpha Innotech Corporation being the surviving operating entity and becoming a wholly-owned subsidiary of Xtrana. As a result of the closing, the historical business operations of Alpha Innotech will comprise Xtrana's principal business operations going forward.

Alpha Innotech was founded in 1992 and is headquartered in San Leandro, California. Alpha Innotech develops, manufactures and markets digital imaging and detection systems for the life science research and drug discovery markets. Alpha Innotech's goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for the electrophoresis, functional genomics, proteomics and cell analysis markets. Alpha Innotech had revenues of $10.5 million for the fiscal year ended December 31, 2004 and expects revenues to increase at least 15% for the year ending December 31, 2005 as compared to the prior year.

Pursuant to the merger, all outstanding capital stock of Alpha Innotech Corporation was converted into the right to receive shares of Xtrana common stock and all outstanding Alpha Innotech Corporation stock options and warrants were converted into options and warrants to purchase Xtrana common stock. As a result of the merger, the former Alpha Innotech shareholders now hold approximately 83% of the outstanding common stock of the combined company and stockholders who held Xtrana common stock immediately prior to the merger now hold approximately 17% of the issued and outstanding common stock (excluding options and warrants).

Alpha Innotech shareholders approved the merger earlier this month by written consent. Xtrana stockholders approved the merger at the annual stockholders meeting held yesterday. Additional information about the merger transaction, and Alpha Innotech Corporation, can be found in Xtrana's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 12, 2005.

In connection with the closing of the merger, Haseeb Chaudhry was appointed as the Chief Executive Officer of the Company and Darryl Ray, PhD, was appointed as the President, Chief Operating Officer and Acting Chief Financial Officer. In addition, in connection with the closing of the merger, the following directors were appointed as members of the Board of Directors: Haseeb Chaudhry, Darryl Ray, PhD, Nagesh Mahtre,

PhD, and William Snider, in addition to two continuing directors of Xtrana, Michael D. Bick, Ph.D. and James H. Chamberlain.

"We are very pleased with the results of the vote," stated Darryl Ray, President of the combined company. "We believe the merger will provide Alpha Innotech access to additional resources needed to implement our plans to grow our business through the introduction of innovative products for the life science and drug discovery markets."

REVERSE STOCK SPLIT AND NAME CHANGE

In connection with the merger, Xtrana shareholders also approved a one-for-ten reverse stock split and a proposal to change the name of the corporation from Xtrana, Inc. to Alpha Innotech Corp. The reverse stock split and name change were effective yesterday pursuant to a Certificate of Amendment to the Company's Certificate of Incorporation filed with the Delaware Secretary of State.

The post-reverse-stock-split common stock of the Company is anticipated to start trading on the NASD Over-the-Counter Bulletin Board under the name Alpha Innotech Corp. on October 6, 2005.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, the timing of the introduction and success of new products by Alpha Innotech Corporation, Alpha Innotech Corporation's growth prospects, as well as other factors discussed in Xtrana's latest SEC Reports on Form 8-K, Form 10-KSB and Forms 10-QSB.

CONTACT:

Darryl Ray
President
Alpha Innotech Corporation
(510) 483-9620
Dray@aicemail.com